Exhibit 99.2

ENB FINANCIAL CORP

2001 EMPLOYEE STOCK PURCHASE PLAN
PROGRAM SUBSCRIPTION AGREEMENT

New Election ______
Change of Election  ______
Personal Information Change  ______

1.           I, __________________________, hereby elect to participate in ENB Financial Corp Employee Stock Purchase Plan (the “Plan”) and subscribe to purchase shares of ENB Financial Corp’s Common Stock in accordance with this Subscription Agreement and the Plan.  I will continue to be enrolled in the Plan until I voluntarily withdraw or am withdrawn from the Plan.

2.           I elect to have Contributions in the amount of  ______% of my Compensation, as those terms are defined in the Plan, applied to this purchase. I understand that this amount is limited to whole percentages and cannot be less than 1% and not more than 20% of my Compensation during the Offering Period.  I also understand that I cannot purchase more than 2,500 Shares during any calendar year under the Plan.

3.           I hereby authorize payroll deductions from each pay during the Offering Period at the rate stated in Item 2 above. I understand that all payroll deductions made by me shall be credited to my account under the Plan and that I may not make any additional payments into such account. I understand that all payments made by me shall be accumulated for the purchase of whole and fractional shares to four decimal places of Common Stock at the applicable purchase price determined in accordance with the Plan. I further understand that, except as otherwise set forth in the Plan, shares will be purchased for me automatically on the Purchase Date of each Offering Period unless I otherwise withdraw from the Plan by giving written notice to the Bank for such purpose pursuant to the terms and conditions of the plan.

4.           I understand that I may discontinue my participation in the Plan at any time prior to the Purchase Date as provided in Section 10 of the Plan. I also understand that, unless otherwise provided by the Plan administrator, I can increase or decrease the rate of my Contributions on one occasion only with respect to each rate change during any Purchase Period by completing and filing a new Subscription Agreement. Such increase or decrease taking effect the first pay of the next calendar month following the date of filing of the new Subscription Agreement. Further, I may change the percentage of deductions for future Offering Periods by filing a new Subscription Agreement, and any such change will be effective as of the beginning of the next Offering Period. In addition, I acknowledge that, unless I discontinue my participation in the Plan as provided in Section 10 of the Plan, my election will continue to be effective for each successive Offering Period.

5.           I have received a copy of the Corporation’s most recent Plan description and a copy of the complete “ENB Financial Corp 2001 Employee Stock Purchase Plan.” I understand that my participation in the Plan is in all respects subject to the terms of the Plan.

6.	I understand that Shares purchased for me under the Plan can be:

•	Issued Solely in the name of me, the Employee, OR

•	Issued jointly in the names of me, the Employee and my Spouse (cannot be issued to non-spouse).

Employee First, Middle and Last Name (required)

____________________________________                Relationship:          Self/Employee

Spouse First, Middle and Last Name (complete only if you want joint issuance of Shares)

____________________________________                 Relationship:         Spouse

In the event of my death, I hereby designate the following as my beneficiary(ies) to receive all payments and shares due to me under the Plan:

NAME: (Please print)
(First) (Middle) (Last)

(Relationship)	(Address)

7.           I understand that if I dispose of any Shares received by me pursuant to the Plan within two years after the Offering Date (the first day of the Offering Period during which I purchased such Shares) or within one (1) year after the Purchase Date, I will be treated for Federal Income Tax purposes as having received ordinary compensation income at the time of such disposition in an amount equal to the excess of the Fair Market Value of the Shares on the Purchase Date over the price that I paid for the Shares, regardless of whether I disposed of the Shares at a price less than their Fair Market Value at the Purchase Date. The remainder of the gain or loss, if any, recognized on such disposition will be treated as capital gain or loss.

I hereby agree to notify ENB Financial Corp in writing within thirty (30) days after the date of any such disposition, and I will make adequate provision for Federal, State or other tax withholding obligations, if any, that arise upon the disposition of the Common Stock. The Bank may, but will not be obligated to, withhold from my compensation the amount necessary to meet any applicable withholding obligation including any withholding necessary to make available to the Bank any tax deductions or benefits attributable to the sale or early disposition of Common Stock by me.

I also agree not to sell any Share(s) not issued and held at least twelve (12) consecutive months after the applicable Purchase Date, as defined in the Plan.

8.           If I dispose of such Shares at any time after expiration of the two-year and one-year holding periods, I understand that I will be treated for federal income tax purposes as having received compensation income only to the extent of an amount equal to the lesser of (1) the excess of the fair market value of the shares at the time of such disposition over the purchase price that I paid for the shares under the option, or (2) 10% of the Fair Market Value of the Shares on the Offering Date. The remainder of the gain or loss, if any, recognized on such disposition will be treated as capital gain or loss.

I understand that this tax summary is only a summary and is subject to change. I further understand that I should consult a tax advisor concerning the tax implications of the purchase and sale of stock under the Plan.

9.           I hereby agree to be bound by the terms of the Plan. The effectiveness of this Subscription Agreement is dependent upon my eligibility to participate in the Plan.

EMPLOYEE (Required for participation)			SPOUSE (Required only if beneficiary is not spouse)

Name			Name
SS #			SS #
Street			Street
City	State	Zip	City	State	Zip

Employee Signature Required			Spouse Signature

Date Signed			Date Signed